www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS RECORD SALES AND EARNINGS FOR SECOND QUARTER 2020
•	Net Sales Increased 35.0%; Comparable Store Sales Increased 30.5% with Strong Double-Digit Growth
Across All Product Categories and Regions; Triple Digit E-commerce Growth
•	Diluted Earnings Per Share Increased 61.1% to $2.90
•	Company Provides Third Quarter 2020 Outlook and Outlines Select New Growth Initiatives

Brentwood, TN, July 23, 2020 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today reported financial results for its second quarter ended June 27, 2020.

“In a highly dynamic environment, the Tractor Supply team delivered record results for the second quarter. At all levels, our team’s dedication to supporting each other and our customers is a true reflection of Tractor Supply’s Mission and Values in action,” said Hal Lawton, Tractor Supply’s President and Chief Executive Officer. “Thank you to all of the Tractor Supply Team Members for their resilience and determination during these trying times. We believe our performance in the second quarter demonstrates the strength of our business and long-term growth potential.”

Lawton continued, “As we attract new customers and gain market share, now is the time for us to build on Tractor Supply’s Out Here lifestyle assortment and convenient shopping format. Over the last few months, we have successfully rolled out new technology and services such as curbside pickup, same day/next day delivery, and our first ever mobile app. We are excited today to announce our Field Activity Support Team (FAST) and several new technology and service enhancements that are being implemented across the enterprise. Additionally, we are beginning work to transform our side lots and mature stores to improve space productivity, bring our latest merchandising strategies to life, and advance our efforts to remain nationally strong while locally relevant. These strategic growth initiatives are guided by our commitment to disciplined financial returns and sustained profitable growth.”

Second Quarter 2020 Results
Net sales for the second quarter 2020 increased 35.0% to $3.18 billion from $2.35 billion in the second quarter of 2019. Comparable store sales for the second quarter 2020 increased 30.5% driven by comparable transaction count and comparable average ticket of 14.6% and 15.8%, respectively. The COVID-19 pandemic had a significant impact on consumer demand across all of the Company’s major product categories as customers focused on the care of their homes, land and animals. The increase in comparable store sales was driven by unprecedented demand for spring and summer seasonal categories along with exceptional growth in everyday merchandise, including consumable, usable and edible products. All geographic regions of the Company had robust comparable store sales growth. In addition, the Company’s e-commerce sales experienced triple-digit sales growth.

Gross profit increased 41.0% to $1.16 billion from $820.7 million in the second quarter of 2019, and gross margin increased 155 basis points to 36.4% from 34.9% in the prior year’s second quarter. The increase in gross margin was driven by lower depth and frequency of sales promotions, favorable product mix and lower transportation costs as a percent of net sales.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 33.0% to $709.1 million from $533.2 million in the second quarter of 2019. As a percent of net sales, SG&A expenses decreased 33 basis points to 22.3% from 22.7% in the prior year’s second quarter. The decrease in SG&A as a percent of net sales was primarily attributable to leverage in occupancy and other fixed costs from the increase in comparable store sales. The leverage from these SG&A expenses were partially offset by incremental costs related to the COVID-19 pandemic and increased incentive compensation given the Company’s strong performance in the quarter. The Company incurred incremental costs related to the COVID-19 pandemic of approximately $55 million, including appreciation wages for frontline Team Members as well as additional labor hours and supply costs dedicated to cleaning and sanitation as COVID-19 cases increased across the country.

Operating income for the second quarter of 2020 increased 55.7% to $447.8 million compared to $287.6 million in the second quarter of 2019.

The effective income tax rate was 22.9% compared to 22.4% in the prior year’s second quarter.

Net income increased 54.5% to $338.7 million from $219.2 million in the second quarter of 2019, and diluted earnings per share increased 61.1% to $2.90 from $1.80 in the prior year’s second quarter.

During the second quarter of 2020, the Company opened 18 new Tractor Supply stores and three new Petsense stores and closed three Petsense stores.

First Six Months of Fiscal 2020 Results
Net sales for the first six months of 2020 increased 23.0% to $5.14 billion from $4.18 billion in the first six months of 2019. Comparable store sales increased 19.0% as compared to an increase of 4.0% in the first six months of 2019.

Gross profit increased 26.6% to $1.82 billion from $1.44 billion in the first six months of 2019, and gross margin increased to 35.4% from 34.4% in the first six months of 2019.

SG&A expenses, including depreciation and amortization, increased 20.4% to $1.26 billion from $1.04 billion in the first six months of 2019. As a percent of net sales, SG&A expenses decreased to 24.5% from 25.0% in the first six months of 2019.

The effective income tax rate was 22.7% in the first six months of 2020 compared to 22.3% in the first six months of 2019.

Net income increased 42.7% to $422.5 million from $296.0 million in the first six months of 2019, and diluted earnings per share increased 48.6% to $3.61 from $2.43 in the first six months of 2019.

During the first six months of 2020, the Company opened 38 new Tractor Supply stores and three new Petsense stores and closed one Del’s store and three Petsense stores.

Third Quarter 2020 Outlook
The impact that the COVID-19 pandemic will have on the broader economy and the Company’s fiscal 2020 results remains uncertain.

Commenting on the Company’s outlook, Kurt Barton, Tractor Supply’s Chief Financial Officer and Treasurer, said, “Amid an extremely dynamic and uncertain environment, the Tractor Supply team is executing at a very high level. The uncertainties impacting our outlook include but are not limited to: the level of virus control including the duration and degree of quarantine measures and the possibility of a second-wave outbreak; how macroeconomic factors evolve such as funding of additional consumer stimulus and the impact of the crisis on consumer shopping patterns and consumer’s income levels; and the incremental costs of doing business as an essential, needs-based retailer in the current environment. Against this backdrop, we are focused on supporting our Team Members, customers and communities and being excellent long-term stewards of the Company.”

The Company is providing third quarter guidance of:

Net Sales	$2.30 billion - $2.42 billion
Comparable Store Sales	+12.0% - +18.0%
Net Income	$136 million - $162 million
Earnings per Diluted Share	$1.15 - $1.35

COVID-19 related costs will continue to impact the business and are estimated to be approximately $15 million to $20 million in the third quarter. Additionally, as noted above, the Company has prioritized strategic growth initiatives which will also impact the cost structure and are estimated to be approximately $15 million in the third quarter. As previously disclosed, the Company announced permanent wage and benefit changes that will cost approximately $13 million in the third quarter.

The Company now forecasts capital expenditures to be approximately $300 million to $325 million compared to its previous range of $225 million to $275 million for fiscal 2020, as the Company increases capital spending to support the strategic growth initiatives described above. For fiscal 2020, the Company now expects to open 75 to 80 new Tractor Supply stores. The Company anticipates opening 10 new Petsense locations compared to its previous outlook of 10 to 15 new stores. The timing of new store openings in some areas may be delayed as a result of the COVID-19 pandemic.

Tractor Supply’s strong balance sheet, coupled with its robust operating cash flow, provide the Company with significant financial flexibility. The Company is in a very strong liquidity position with current cash and cash equivalents of approximately $1.3 billion and no amounts drawn on its $500 million revolving credit facility as of July 22, 2020.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, July 23, 2020 at 9:00 a.m. CT / 10:00 a.m. ET, hosted by Hal Lawton, President and Chief Executive Officer and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. With approximately 38,000 team members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At June 27, 2020, the Company operated 1,881 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.
Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At June 27, 2020, the Company operated 180 Petsense stores in 25 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, including, but not limited to, operating margins, net income and comparable store sales, and capital expenditures. Other factors affecting future results include the amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods, including incremental costs associated with COVID-19. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, including the effects of COVID-19, the effects that “shelter in place” or other similar mandated or suggested social distancing protocols could have on the business, the costs of doing business as a retailer during the COVID-19 pandemic, the effectiveness of the Company’s responses to COVID-19 and customer response with respect to those actions, the effects of COVID-19 on our suppliers, business partners and supply chain, the timing and acceptance of new products in the stores, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates and fuel costs, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, particularly in light of COVID-19, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner, timing and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	June 27, 2020		June 29, 2019		June 27, 2020		June 29, 2019
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,176,327	100.00%	$2,353,782	100.00%	$5,135,515	100.00%	$4,176,002	100.00%
Cost of merchandise sold	2,019,514	63.58	1,533,037	65.13	3,317,453	64.60	2,740,273	65.62
Gross profit	1,156,813	36.42	820,745	34.87	1,818,062	35.40	1,435,729	34.38

Selling, general and administrative expenses	656,520	20.67	484,190	20.57	1,153,795	22.47	949,999	22.75
Depreciation and amortization	52,547	1.65	48,998	2.08	103,983	2.02	94,765	2.27

Operating income	447,746	14.10	287,557	12.22	560,284	10.91	390,965	9.36
Interest expense, net	8,438	0.27	5,176	0.22	13,487	0.26	10,106	0.24

Income before income taxes	439,308	13.83	282,381	12.00	546,797	10.65	380,859	9.12
Income tax expense	100,630	3.17	63,171	2.69	124,342	2.42	84,817	2.03
Net income	$338,678	10.66%	$219,210	9.31%	$422,455	8.23%	$296,042	7.09%

Net income per share:
Basic	$2.92		$1.82		$3.63		$2.45
Diluted	$2.90		$1.80		$3.61		$2.43

Weighted average shares outstanding:
Basic	115,912		120,371		116,325		120,791
Diluted	116,812		121,508		117,122		121,830

Dividends declared per common share outstanding	$0.35		$0.35		$0.70		$0.66

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net income	$338,678	$219,210	$422,455	$296,042

Other comprehensive loss:
Change in fair value of interest rate swaps, net of taxes	(1,284)	(2,185)	(6,534)	(3,649)
Total other comprehensive loss	(1,284)	(2,185)	(6,534)	(3,649)
Total comprehensive income	$337,394	$217,025	$415,921	$292,393

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 27, 2020	June 29, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,206,366	$104,018
Inventories	1,688,508	1,733,150
Prepaid expenses and other current assets	135,238	95,051
Income taxes receivable	—	5,589
Total current assets	3,030,112	1,937,808

Property and equipment, net	1,148,225	1,135,310
Operating lease right-of-use assets	2,268,623	2,091,439
Goodwill and other intangible assets	124,492	124,492
Deferred income taxes	12,866	—
Other assets	26,757	23,670
Total assets	$6,611,075	$5,312,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,003,697	$681,529
Accrued employee compensation	77,419	26,932
Other accrued expenses	270,463	222,919
Current portion of long-term debt	380,000	22,500
Current portion of finance lease liabilities	4,319	3,717
Current portion of operating lease liabilities	287,326	264,707
Income taxes payable	133,830	49,082
Total current liabilities	2,157,054	1,271,386

Long-term debt	536,051	466,290
Finance lease liabilities, less current portion	32,093	27,394
Operating lease liabilities, less current portion	2,087,934	1,928,367
Deferred income taxes	—	3,592
Other long-term liabilities	102,213	70,748
Total liabilities	4,915,345	3,767,777

Stockholders’ equity:
Common stock	1,396	1,386
Additional paid-in capital	1,024,089	928,094
Treasury stock	(3,277,215)	(2,814,912)
Accumulated other comprehensive (loss)/income	(6,335)	882
Retained earnings	3,953,795	3,429,492
Total stockholders’ equity	1,695,730	1,544,942
Total liabilities and stockholders’ equity	$6,611,075	$5,312,719

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	SIX MONTHS ENDED
	June 27, 2020	June 29, 2019
Cash flows from operating activities:
Net income	$422,455	$296,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,983	94,765
Gain on disposition of property and equipment	(342)	(309)
Share-based compensation expense	14,449	18,400
Deferred income taxes	(13,019)	10,199
Change in assets and liabilities:
Inventories	(85,727)	(143,608)
Prepaid expenses and other current assets	(34,373)	19,396
Accounts payable	360,661	61,548
Accrued employee compensation	37,664	(27,114)
Other accrued expenses	24,908	(21,856)
Income taxes	127,846	45,836
Other	34,633	(4,425)
Net cash provided by operating activities	993,138	348,874
Cash flows from investing activities:
Capital expenditures	(86,624)	(83,540)
Proceeds from sale of property and equipment	646	611
Net cash used in investing activities	(85,978)	(82,929)
Cash flows from financing activities:
Borrowings under debt facilities	1,159,000	567,000
Repayments under debt facilities	(639,000)	(485,750)
Debt issuance costs	(1,237)	—
Principal payments under finance lease liabilities	(2,035)	(1,805)
Repurchase of shares to satisfy tax obligations	(7,391)	(3,139)
Repurchase of common stock	(263,219)	(334,235)
Net proceeds from issuance of common stock	50,340	89,431
Cash dividends paid to stockholders	(81,493)	(79,728)
Net cash provided by/(used in) financing activities	214,965	(248,226)
Net change in cash and cash equivalents	1,122,125	17,719
Cash and cash equivalents at beginning of period	84,241	86,299
Cash and cash equivalents at end of period	$1,206,366	$104,018

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$10,587	$10,006
Income taxes	6,825	27,196

Supplemental disclosures of non-cash activities:
Non-cash accruals for construction in progress	$5,789	$15,360
Increase of operating lease assets and liabilities from new or modified leases	219,105	133,044
Increase of finance lease assets and liabilities from new or modified leases	4,022	—
Operating lease assets and liabilities recognized upon adoption of ASC 842	—	2,084,880

Selected Financial and Operating Information
(Unaudited)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Sales Information:
Comparable store sales increase	30.5%	3.2%	19.0%	4.0%
New store sales (% of total sales)	3.5%	3.0%	3.3%	3.1%
Average transaction value	$55.93	$49.32	$51.78	$46.85
Comparable store average transaction value increase (a)	15.8%	2.2%	11.7%	2.6%
Comparable store average transaction count increase	14.6%	1.0%	7.3%	1.3%
Total selling square footage (000’s)	31,463	29,974	31,463	29,974
Exclusive brands (% of total sales)	27.9%	30.0%	29.3%	31.2%
Imports (% of total sales)	11.1%	11.2%	10.8%	11.5%

Store Count Information:
Tractor Supply
Beginning of period	1,863	1,775	1,844	1,765
New stores opened	18	15	38	25
Stores closed	—	—	(1)	—
End of period	1,881	1,790	1,881	1,790
Petsense
Beginning of period	180	176	180	175
New stores opened	3	1	3	2
Stores closed	(3)	—	(3)	—
End of period	180	177	180	177
Consolidated end of period	2,061	1,967	2,061	1,967

Pre-opening costs (000’s)	$2,241	$1,701	$4,548	$2,644

Balance Sheet Information:
Average inventory per store (000’s) (b)	$756.7	$826.0	$756.7	$826.0
Inventory turns (annualized)	4.58	3.45	3.87	3.22
Share repurchase program:
Cost (000’s)	$—	$178,916	$263,219	$334,235
Average purchase price per share	$—	$103.27	$92.28	$96.69

Capital Expenditures (in millions):
Information technology	$27.0	$25.9	$36.0	$35.6
New and relocated stores and stores not yet opened	15.2	15.0	27.1	22.3
Existing stores	9.1	5.5	16.0	13.0
Distribution center capacity and improvements	5.7	7.6	6.0	11.8
Corporate and other	—	0.7	1.5	0.8
Total	$57.0	$54.7	$86.6	$83.5

(a) Comparable store average transaction value increase includes the impact of transaction value growth achieved on the current period growth in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.